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                                                                     Exhibit 5.1
                      [LETTERHEAD OF COOLEY GODWARD LLP]

July 31, 2000

Alteon WebSystems, Inc.
50 Great Oaks Boulevard
San Jose, CA  95119

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Alteon WebSystems, Inc. (the "Company"), a Delaware corporation, of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of an aggregate of 7,522,682 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), which includes (i) up to 2,575,069 shares of Common Stock pursuant to the Company's 1999 Equity Incentive Plan, as amended (the "1999 EIP"), (ii) up to 515,013 shares of Common Stock pursuant to the Company's 1999 Employee Stock Purchase Plan (the "1999 ESPP"),
(iii) 4,000,000 shares pursuant to the Company's 2000 Nonstatutory Equity Incentive Plan (the "2000 Nonstatutory EIP") and (iv) 432,600 shares pursuant to the Company's 2000 Equity Incentive Plan (the "2000 EIP").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Amended and Restated Certificate of Incorporation and By-laws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP


By: /s/ Eric C. Jensen, Esq.
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     Eric C. Jensen, Esq.